                                  SCHEDULE 14A

                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14 (a) of the Securities
                              Exchange Act of 1934

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement.

[ ] Confidential, for use of the Commission only (as permitted by Rule
    14a-6(e)(2)).

[X] Definitive Proxy Statement.

[ ] Definitive Additional Materials.

[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12.

                           Galileo International, Inc.

--------------------------------------------------------------------------------

                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------

               (Name of Person(s) Filing Proxy Statement, if Other
                              Than the Registrant)

Payment of filing Fee (check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

    ----------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    ----------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    ----------------------------------------------------------------------------

    (5) Total fee paid:

    ----------------------------------------------------------------------------

[ ] Fee paid previously with preliminary materials.

    ----------------------------------------------------------------------------

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount Previously Paid:

    ----------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    ----------------------------------------------------------------------------

    (3) Filing Party:

    ----------------------------------------------------------------------------

    (4) Date Filed:

    ----------------------------------------------------------------------------

                                [Galileo Logo]

                          Galileo International, Inc.
                       9700 West Higgins Road, Suite 400
                            Rosemont, Illinois 60018
                              -------------------
                NOTICE OF ANNUAL MEETING OF COMMON STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2001
                              -------------------
To the Stockholders of Galileo International, Inc.

    NOTICE IS HEREBY GIVEN that the annual meeting of the holders of Common Stock of Galileo International, Inc. (the 'Company') will be held on Thursday, May 17, 2001 at 9:00 A.M. (local time), in the Astor Ballroom of The Westin O'Hare Hotel, 6100 North River Road, Rosemont, Illinois, for the following purposes:

    1. To elect two individuals to the Board of Directors.

    2. To transact such other business as properly may come before the meeting.

    Common stockholders of record as of the close of business on Thursday, March 22, 2001 will be entitled to notice of and to vote at the annual meeting and any adjournments thereof. A list of stockholders entitled to vote at the annual meeting will be available for inspection by stockholders for any purpose germane to the annual meeting at the offices of the Company for the ten days immediately preceding the annual meeting date.

    Your vote is important. Please vote now by proxy even if you plan to attend the meeting, by signing, dating, and mailing your proxy card in the enclosed envelope. For your convenience you also may vote by calling the toll-free telephone number indicated on the enclosed proxy card or by accessing the Website indicated on the enclosed proxy card. Please note that if you vote your shares by phone or through the Internet you will need the control number that is imprinted on your personalized proxy card. Whether or not you plan to attend the annual meeting, please vote your proxy via one of the three described methods. Your proxy may be revoked in the manner described in the Proxy Statement at any time before it has been voted at the annual meeting.

                                          Galileo International, Inc.

                                      /s/ Anthony C. Swanagan
                                          Anthony C. Swanagan
                                          Secretary

April 3, 2001

                          GALILEO INTERNATIONAL, INC.
                       9700 WEST HIGGINS ROAD, SUITE 400
                            ROSEMONT, ILLINOIS 60018
                              -------------------
                                PROXY STATEMENT
                   FOR ANNUAL MEETING OF COMMON STOCKHOLDERS
                           TO BE HELD ON MAY 17, 2001
                              -------------------
                              GENERAL INFORMATION

    This Proxy Statement is being furnished to the holders of Common Stock of Galileo International, Inc. (the 'Company') in connection with the solicitation of proxies by the Company's board of directors (the 'Board of Directors' or the 'Board') for use at the annual meeting of stockholders to be held in the Astor Ballroom of The Westin O'Hare Hotel, 6100 North River Road, Rosemont, Illinois, at 9:00 A.M. (local time) on May 17, 2001, and any adjournments thereof (the 'Meeting'). Common stockholders of record as of the close of business on March 22, 2001 (the 'Record Date') are entitled to notice of and to vote at the Meeting. This Proxy Statement is being sent to each holder of the issued and outstanding shares of the Company's Common Stock, par value $.01 per share ('Common Shares'), on the Record Date in order to furnish information relating to the business to be transacted at the Meeting. The Company's annual report to stockholders for the fiscal year ended December 31, 2000, including financial statements, is being mailed to stockholders, together with this Proxy Statement, beginning on or about April 3, 2001. No part of the annual report shall be regarded as proxy-soliciting material or as a communication by means of which any solicitation is made.

    We hope that you will be present at the Meeting. If you plan to attend the Meeting, please bring proof of your stock ownership for identification, such as your broker statement. Whether or not you plan to attend the Meeting, please vote your Common Shares by calling the toll-free telephone number indicated on the proxy card, by using the Internet at http://www.eproxy.com/glc, or by signing, dating and mailing the enclosed proxy card so that your shares will be represented. The envelope is addressed to the Company and requires no postage if mailed in the United States. Returning a proxy will not prevent a stockholder from attending the Meeting. Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted by revoking the proxy in a writing delivered to the Secretary of the Company, by submitting another valid proxy bearing a later date which is voted at the Meeting, or by attending the Meeting and voting in person. Please be advised that if you vote your proxy by calling the toll-free telephone number or by using the Internet, the deadline for voting and for revoking your proxy by telephone or the Internet is 11:59 p.m. (Chicago time) on May 15, 2001. Attendance at the Meeting alone will not revoke your proxy. Stockholders who receive more than one proxy card, due to the existence of multiple ownership accounts, should effect all proxies received in order that all shares so owned are properly voted. A stockholder who wishes to designate a person or persons to act as his or her proxy at the Meeting, other than the proxies designated by the Board of Directors, must do so by striking out the names appearing on the enclosed proxy card, inserting the name of any other person or persons, signing the proxy card and transmitting it directly to such other designated person or persons for use at the Meeting. Telephone and Internet voting provide convenient, cost effective alternatives to returning your card by mail. However, they do not provide for the substitution of proxies, which must be done on the enclosed proxy card. If your Common Shares are held in the name of a broker or other custodian, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Meeting. Please check the voting form used by that firm to see if it offers telephone or Internet voting.

    Each proxy duly executed and received prior to the Meeting with a choice specified thereon will be voted as indicated on the proxy. If no direction as to the manner of voting the proxy is made, the proxy will be voted by the persons named thereon: (1) for the election of the nominees named herein as directors (or a substitute therefor if a nominee is unable or refuses to serve); and
(2) in the discretion of such persons, upon such other matters that properly come before the Meeting.

    At the close of business on the Record Date there were 87,784,812 Common Shares outstanding, each entitled to one vote for each matter to be considered at the Meeting. Stockholders do not have the right to cumulate their vote for the election of directors. In order for business to be conducted at the meeting, a majority of the Common Shares entitled to vote must be present at the Meeting, in person or by proxy, and will constitute a quorum. If a quorum is present, the affirmative vote of a plurality of the Common Shares that are present, in person or by proxy, will be sufficient to elect a director. Therefore, abstentions and broker non-votes will have no effect on the outcome of the election of directors. Abstentions and broker non-votes will, however, be treated as present in person at the Meeting for purposes of establishing a quorum.

    If you are the beneficial owner of shares held in 'street name' by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker nevertheless will be entitled to vote the shares with respect to 'discretionary' items but will not be permitted to vote the shares with respect to 'non-discretionary' items (in which case, the shares will be treated as 'broker non-votes').

    The Company will bear the cost of soliciting proxies, including the reasonable charges and expenses of brokerage firms or other nominees for forwarding proxy material to beneficial owners of Common Shares. In addition to solicitation by mail, proxies may be solicited electronically, by telephone, telegraph, or personally, by certain officers and regular employees of the Company and its subsidiaries without extra compensation. The Company has engaged Proxy Services Corporation at an estimated cost of $700, plus reimbursement of expenses, to assist in its distribution and solicitation of proxies.

                                 VOTING RIGHTS

VOTING COMMON SHARES AND SPECIAL VOTING PREFERRED STOCK

    The Company has issued and outstanding two classes of voting securities:
Common Shares and Special Voting Preferred Stock. Each Common Share is entitled to one vote in the election of directors and other matters submitted to a vote of stockholders. The outstanding Special Voting Preferred Stock is divided into three series, each series consisting of one share and entitling the holder thereof to elect one director (and replace such director upon his or her vacancy) so long as certain Common Share ownership thresholds are maintained. Based upon the number of shares of Special Voting Preferred Stock outstanding and related Common Share ownership, the Special Voting Preferred Stock holders are entitled to elect a total of three members of the Board of Directors. The respective holders of the Special Voting Preferred Stock are entitled to elect their director designee (and replace such director upon his or her vacancy), voting as a separate class.

    The outstanding Special Voting Preferred Stock currently is held by two entities that are respectively controlled by United Air Lines, Inc. ('United') and SAirGroup (individually an 'Airline Stockholder' and collectively the 'Airline Stockholders'). Currently, Messrs. Graham W. Atkinson and Andrew P. Studdert are the directors that have been elected by the Airline Stockholder controlled by United (holding two shares of Special Voting Preferred Stock and entitled to elect two directors). The Airline Stockholder controlled by SAirGroup (holding one share of Special Voting Preferred Stock and entitled to elect one director) has elected Mr. Georges P. Schorderet as director. United and SAirGroup have indicated that they will vote their respective shares of Special Voting Preferred Stock to re-elect Mr. Studdert and Mr. Schorderet, respectively, at or prior to the Meeting. Holders of Common Shares are not entitled to vote for the director nominees designated by the Airline Stockholders.

VOTING AGREEMENT

    With respect to the remaining directors, the Airline Stockholders have agreed, pursuant to the terms of a stockholders' agreement with the Company (the 'Stockholders' Agreement'), to vote their Common Shares in favor of the election of three management directors (the Chief Executive Officer, the Chief Financial Officer and the Chief Operating Officer (or the General Counsel of the Company until the Company has appointed a Chief Operating Officer)) and the independent directors nominated for election by the Board of Directors. See 'Certain Relationships and Related Transactions -- Stockholders' Agreement.' Currently, the management directors are Mr. James E. Barlett, Ms. Cheryl Ballenger and
Mr. Anthony C. Swanagan, and the independent directors are Ms. Mina Gouran and Messrs. Wim Dik, Matthew F. C. Miau and Kenneth Whipple.

                        PRINCIPAL HOLDERS OF SECURITIES

    The following table sets forth, as of March 22, 2001, the number of Common Shares and shares of Special Voting Preferred Stock beneficially owned by persons known by the Company to beneficially own more than five percent of any class of the Company's voting securities. See 'Voting Rights.'

                                                                                   SPECIAL VOTING
                                                              COMMON SHARES       PREFERRED STOCK
                                                           --------------------   ----------------
BENEFICIAL OWNER(1)                                          NUMBER     PERCENT   NUMBER   PERCENT
-------------------                                        ----------   -------   ------   -------
United Air Lines, Inc.(2)................................  15,940,000    18.2%        2     66.7%
SAirGroup(3).............................................   7,000,400     8.0%        1     33.3%
Leon G. Cooperman(4).....................................   6,043,394     6.9%      -        -
Barclays Global Investors, N.A.(5).......................   5,232,894     6.0%      -        -
David J. Greene and Company, LLC(6)......................   4,782,420     5.4%      -        -

---------

(1) As used in this table, the term 'beneficial owner' has the meaning given such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Except as noted, each person has sole voting and investment power over the shares reported.

(2) Shares are owned directly by Covia LLC, a wholly-owned subsidiary of United Air Lines, Inc. The business address of Covia LLC is 1200 East Algonquin Road, Elk Grove Township, Illinois 60007.

(3) Shares are owned directly by Roscor, A.G., a wholly-owned subsidiary of SAirGroup. The business address of Roscor, A.G. is CH-8058, Zurich Airport, Switzerland.

(4) Consists of Common Shares owned by Omega Capital Partners, L.P. ('Capital LP'), Omega Institutional Partners, L.P. ('Institutional LP'), Omega Equity Investors, L.P. ('Equity LP'), Omega Capital Investors, L.P. ('Investors LP'), Omega Overseas Partners, Ltd. ('Overseas') and the Managed Accounts (as defined below). Leon G. Cooperman is the ultimate controlling person of Capital LP, Institutional LP, Equity LP, Investors LP, the general partner of each of such partnerships and Omega Advisors, Inc. ('Advisors'). Advisors serves as the investment manager to Overseas and the owner of Advisors serves as a discretionary investment advisor to a limited number of institutional clients (the 'Managed Accounts'). Mr. Cooperman has sole voting and dispositive power over 4,163,894 Common Shares and shared voting and dispositive power over 1,879,500 Common Shares. The principal business address of Mr. Cooperman is 88 Pine Street, Wall Street Plaza -- 31st Floor, New York, New York 10005. The share holdings reported above are as of December 31, 2000, as reported on the amendment to Schedule 13G filed on February 7, 2001 by Mr. Cooperman.

(5) Consists of (1) 4,709,748 shares beneficially owned by Barclays Global Investors, N.A. (4,436,104 of which such person holds sole voting power over); (2) 328,336 shares beneficially owned by Barclays Global Fund Advisors (320,904 of which such person holds sole voting power over);
    (3) 1,000 shares beneficially owned by Barclays Bank PLC; (4) 9,602 shares beneficially owned by Barclays Funds Limited; (5) 151,622 shares beneficially owned by Barclays Global Investors, LTD.; and (6) 32,586 shares beneficially owned directly by Barclays Trust and Banking Company (Japan) Ltd. The business address of Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, California 94105. The business address of Barclays Bank PLC is 54 Lombard Street, London, England EC3P 3AH. The business address of Barclays Funds Limited is Gredley House, 11 The Broadway, Stratford, England E15 4BJ. The business address of Barclays Global Investors, LTD. is Murray House, 1 Royal Mint Court, London, England EC3 NHH. The business address of Barclays Trust and Banking Company (Japan) Ltd. is Ebisu Prime Square Tower, 8th Floor, 1-1-39 Hiroo, Shibuya-Ku, Tokyo, Japan 150-8402. The share holdings reported above are as of December 31, 2000, as reported on the Schedule 13G filed on February 14, 2001 by the above stockholders.

(6) David J. Greene and Company, LLC has sole voting and dispositive power over 236,500 Common Shares, shared voting power over 2,382,230 Common Shares, and shared dispositive power over 4,545,920 Common Shares. The business address of such stockholder is 599 Lexington Avenue, New York, New York 10022. The share holdings reported above are as of December 31, 2000, as reported on the amendment to Schedule 13G filed on February 14, 2001 by David J. Greene and Company, LLC.

                             ELECTION OF DIRECTORS

    The Board of Directors is set at 10 members and is divided into three classes, with the terms of office of the respective classes ending in successive years. One class of directors is elected annually, and each director in the class serves a three-year term. Three directors are elected by holders of Special Voting Preferred Stock. Of the remaining seven directors, the Airline Stockholders have agreed to vote their Common Shares in favor of three management directors and four independent directors. See 'Voting Rights.' The positions on the Board have been distributed among the three classes such that approximately one-third of the Company's Board of Directors will be elected each year.

    The Board of Directors has nominated Wim Dik as an independent director and Anthony C. Swanagan, the Company's Senior Vice President, General Counsel and Secretary, as a management director, for election to the Board of Directors at the Meeting. Messrs. Dik and Swanagan have indicated their willingness to serve in such capacity, if elected. If Messrs. Dik or Swanagan should become unwilling or unable to serve as a director, all duly executed proxies will be voted for the election of such other person or persons as shall be designated by the Board of Directors. Unless authority to vote for Messrs. Dik or Swanagan is withheld, all votes by a properly executed proxy will be cast in favor of the nominees. Proxies may not be voted for more than two persons in the election of directors at the Meeting.

    At or prior to the Meeting, the Airline Stockholders controlled by United and SAirGroup are expected to vote their respective shares of Special Voting Preferred Stock to elect Andrew P. Studdert and Georges P. Schorderet, respectively, to the Board of Directors. Holders of Common Shares are not entitled to vote for the director nominees designated by these Airline Stockholders.

    The Board of Directors recommends a vote FOR the independent and management nominees as directors.

    The table below contains a brief description of the business experience and positions held by the nominees and the other incumbent directors of the Company, including the directors appointed by the Airline Stockholders, the management directors and the independent directors.

DIRECTOR NOMINEES -- 2001

Independent Director
---------------------------------------------------------------------------------------------
Mr. Wim Dik                      Director since 1998                                  Age: 62
                                 Mr. Dik served as Chairman of the Board of Management and
                                 Chief Executive Officer of KPN, Royal Dutch Telecom from
                                 1989 until his retirement in 2000. Mr. Dik is a member of
                                 the Board of Directors of ABN AMRO-Bank, TNT Post Group and
                                 CGNU. Prior to his appointment at KPN, Royal Dutch Telecom,
                                 Mr. Dik was Chairman of the Board of Nederlandse Unilever
                                 Bedrijven B.V., a multi-national food and chemical group,
                                 after holding various positions within the organization from
                                 1964 to 1988. Mr. Dik also was State Secretary for Foreign
                                 Trade from 1981 through 1982. Mr. Dik's term expires in
                                 2001. He is currently a member of the Audit and Nominating
                                 Committees.

Management Director
---------------------------------------------------------------------------------------------

Mr. Anthony C. Swanagan          Director since 1999                                   Age: 41
                                 Mr. Swanagan has been Senior Vice President, General
                                 Counsel, Secretary and a director since August 1999. Prior to that he was Vice President, Legal since 1998 and joined the Company as Counsel in 1991. Before joining the Company,
                                 Mr. Swanagan was associated with the Chicago law firm of
                                 Jones, Ware & Grenard. Mr. Swanagan's current term expires in 2001.

AIRLINE STOCKHOLDER DIRECTORS -- 2001
TO BE ELECTED AT OR PRIOR TO THE MEETING BY THE APPLICABLE AIRLINE STOCKHOLDER (HOLDERS OF COMMON SHARES ARE NOT ENTITLED TO VOTE FOR THESE DIRECTORS)

---------------------------------------------------------------------------------------------
Mr. Andrew P. Studdert           Director since 2000                                  Age: 44
                                 Mr. Studdert has been Executive Vice President and Chief
                                 Operating Officer of United Air Lines since July 1999. Prior to that he served as Senior Vice President - Fleet
                                 Operations from 1997 and Senior Vice President - Information
                                 Services Division and Chief Information Officer from 1995.
                                 His current term expires in 2001.

Mr. Georges P. Schorderet        Director since 1997                                  Age: 48
                                 Mr. Schorderet has been Executive Vice President and Chief
                                 Financial Officer of SAirGroup and its predecessor since
                                 January 1996 and served as Executive Vice President of the predecessor to SAirGroup since joining that company in
                                 September 1995. Prior to September 1995, Mr. Schorderet held various positions at Alusuisse-Lonza Holding AG, most
                                 recently as Chief Financial Officer and a member of the
                                 Executive Committee, positions he had held since 1991.
                                 Mr. Schorderet is a member of the boards of directors of
                                 Sabena S.A., Crossair AG for Regional European Air
                                 Transport, Air Europe SA, Air Littoral SA, Swissport
                                 International Ltd., AOM Minerve S.A., Avireal AG, LTU gmbH,
                                 Flightlease AG and Flughafen-Immobilien-Gesellschaft (the
                                 Zurich Airport real estate company). Mr. Schorderet was a
                                 member of the Supervisory Board of the Galileo International
                                 Partnership from February 1996 to July 30, 1997.
                                 Mr. Schorderet's current term expires in 2001. He currently chairs the Nominating Committee and serves as a member of
                                 the Compensation Committee.

INCUMBENT DIRECTORS -- 2001
Independent Director
---------------------------------------------------------------------------------------------

Ms. Mina Gouran                  Director since 1998                                  Age: 52
                                 Ms. Gouran has led the European advanced technology practice of Korn/Ferry International, an executive recruitment
                                 company, since 1996. Prior to her appointment at Korn/Ferry,
                                 Ms. Gouran was a Managing Partner at Heidrick & Struggles
                                 International, where she jointly led its global technology practice, having joined the company in 1988. Her career
                                 before executive search was in the management of information systems functions within the financial services and travel industry sectors. Ms. Gouran is also a Freeman of The
                                 Worshipful Company of Information Technologists. Ms.
                                 Gouran's current term expires in 2002. She currently chairs the Compensation Committee and serves on the Audit
                                 Committee.

Independent Director
---------------------------------------------------------------------------------------------

Mr. Matthew F. C. Miau           Director since 2000                                 Age:  54
                                 Mr. Miau is the Chairman of the following companies: MiTAC
                                 Inc. (since February 1974), MiTAC International Corp. (since
                                 June 1982), and SYNNEX Technology International (since June
                                 1988), all of which are based in Taiwan, and SYNNEX
                                 Information Technologies (since August 1980), which is based in the United States. Since 1998, Mr. Miau also has served as the Convener of the National Information Infrastructure
                                 Civil Advisory Committee which helps the Taiwanese
                                 Government formulate and implement its information
                                 infrastructure for e-commerce. He also is the Convener of
                                 the Industrial Automation and Electronic Business and a
                                 member of the Board of Directors of the Industrial
                                 Technology Research Institute in Taiwan. Mr. Miau, whose
                                 current term expires in 2002, was elected by the Board of
                                 Directors in July 2000 to fill the vacancy created by the
                                 expansion of the Board to 10 members.

Independent Director
---------------------------------------------------------------------------------------------

Mr. Kenneth Whipple              Director since 1997                                 Age:  66
                                 Mr. Whipple retired from Ford Motor Company on January 1,
                                 1999, after 40 years of service. He had been President of
                                 Ford Motor Company's Financial Services Group and Executive
                                 Vice President of Ford Motor Company since 1988. He also
                                 served as Chairman and Chief Executive Officer of Ford
                                 Credit. Prior to that he held various positions within the
                                 Ford Motor Company including Vice President-Corporate
                                 Strategy and Chairman-Ford of Europe. Mr. Whipple is also on the boards of CMS Energy Corporation and J.P. Morgan Series
                                 Trust II Mutual Funds. Mr. Whipple's current term expires in
                                 2003. He currently serves as Chairman of the Audit Committee and as a member of the Compensation Committee and the
                                 Nominating Committee.

Airline Stockholder Director
---------------------------------------------------------------------------------------------

Mr. Graham W. Atkinson           Director since 1999                                 Age:  49
                                 Since August 1, 1999, Mr. Atkinson has been Senior Vice
                                 President-Marketing at United Air Lines, Inc. Prior to that, he was Vice President-Atlantic for United Air Lines, Inc.
                                 since July 1995. Mr. Atkinson's current term expires in
                                 2003.

Management Director
---------------------------------------------------------------------------------------------

Mr. James E. Barlett             Chairman and Director since 1997                     Age:  57
                                 Mr. Barlett has been President and Chief Executive Officer since November 1994 and Chairman since May 1997. Prior to
                                 joining the Company, he served as Executive Vice President of Worldwide Operations and Systems of MasterCard
                                 International Corporation ('MasterCard') and was a member of the MasterCard International Operations Committee. Prior to
                                 his employment at MasterCard, Mr. Barlett served as
                                 Executive Vice President of Operations for NBD Bancorp where from 1979 to 1992 he managed the redevelopment of core
                                 banking systems and directed the development, implementation and operation of the Cirrus International automated teller switching system and served as Vice Chairman of Cirrus Inc.
                                 Mr. Barlett also is a director of Korn/Ferry International and TeleTech Holdings, Inc. Mr. Barlett's current term
                                 expires in 2003.

Management Director
---------------------------------------------------------------------------------------------

Ms. Cheryl Ballenger             Director since 2000                                  Age: 45
                                 Ms. Ballenger has been Executive Vice President, Chief
                                 Financial Officer and Treasurer since May 2000. In this
                                 position, Ms. Ballenger is responsible for all finance,
                                 accounting, tax and treasury functions, as well as global
                                 purchasing, facilities and real estate. Additionally,
                                 Ms. Ballenger has overall responsibility for the Company's new Internet-focused management team and for the Vendor
                                 Sales and Marketing organization. Prior to her current
                                 position, she served as Vice President and Corporate
                                 Controller since August 1997, Operations Division Controller since October 1993 and joined the Company as an Accounting
                                 Manager in May 1990. Before joining the Company,
                                 Ms. Ballenger served as audit manager at Ernst & Young,
                                 auditing public, private and not-for-profit companies. Ms
                                 Ballenger also serves on the Boards of Directors of the
                                 Company's subsidiaries, Quantitude, Inc. and TRIP.com, Inc.
                                 Pursuant to the terms of the Stockholders' Agreement,
                                 Ms. Ballenger replaced Paul Bristow as a management director on the Board in July 2000. Her current term expires in 2002.
---------------------------------------------------------------------------------------------

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors of the Company has three standing committees, consisting of an Audit Committee, Compensation Committee and Nominating Committee.

    The Audit Committee assists the Board in fulfilling the Board's oversight responsibilities by reviewing financial information and results of operations that will be provided to the Company's stockholders and others, the system of internal controls that management and the Board have established, and the audit process, as well as such other matters as may be delegated specifically to the Audit Committee by the Board. The Audit Committee regularly meets with representatives of the independent auditors, the Company's internal audit director and with the financial officers of the Company, separately or jointly. The Audit Committee met four times during 2000. The members of the Audit Committee are Messrs. Dik and Whipple and Ms. Gouran.

    The Compensation Committee annually approves and then reviews with the Board of Directors the compensation of the Chairman, President and Chief Executive Officer of the Company. The Compensation Committee also reviews, advises and consults with the Chairman, President and Chief Executive Officer on the compensation of the other officers and key employees and as to the Company's policy on compensation. It also administers the Company's 1999 Equity and Performance Incentive Plan (the 'Incentive Plan') which authorizes the issuance of various forms of stock-based awards, including the grant of stock options, and it is charged with the responsibility of interpreting the Incentive Plan. The Compensation Committee also has general oversight responsibility with respect to the Company's other employee benefit programs. In addition, the Compensation Committee also renders advice and counsel to the Chairman, President and Chief Executive Officer on the selection of executive officers of the Company and key executives of the Company's major subsidiaries. The Compensation Committee met five times during 2000. The members of the Compensation Committee are Ms. Gouran and Messrs. Schorderet and Whipple.

    The Nominating Committee recommends nominees to the Board to fill vacancies on, and additions to, the Board of Directors. Although the Nominating Committee does not specifically solicit suggestions from stockholders as to possible candidates, the Nominating Committee will consider stockholders' recommendations. Suggestions, together with a description of the proposed nominee's qualifications, stockholdings in the Company, other relevant biographical information, and an indication of the willingness of the proposed nominee to serve, should be sent to the Secretary of the Company in a manner consistent with the procedures set forth in the Company's by-laws. The Nominating Committee met four times during 2000. The members of the Nominating Committee are Messrs. Dik, Schorderet and Whipple.

    During 2000, the Board of Directors met nine times. All incumbent directors attended at least 75% of the meetings of the Board and all committees of the Board on which the respective director served with the exception of Mr. Dik, who did not attend three Board meetings and two Audit Committee meetings.

COMPENSATION OF DIRECTORS

    Retainer, Fee and Expenses. Each director who is not a salaried employee of the Company or any of its subsidiaries receives a $25,000 yearly retainer for services on the Board of Directors. In addition to the retainer, directors who are not salaried employees of the Company or any of its subsidiaries receive $1,000 for each in-person Board and committee meeting attended, and $500 for each telephonic Board or committee meeting in which such director participates.

    The Director Plan and Fee Deferral. The Company has adopted the Galileo International, Inc. 1997 Non-Employee Director Stock Plan (the 'Director Plan'). The principal purpose of the Director Plan is to attract and retain the services of qualified individuals who are not employees of the Company to serve as members of the Board and to better align their interests with the interests of the Company's stockholders. Directors who are also employees of the Company are not entitled to participate in the Director Plan. As described below, participants in the Director Plan may be entitled to receive options to purchase Common Shares, phantom stock units, or cash. In the case of directors who are employees of the airlines who designate and elect such directors (each an 'Airline Director'), such individuals receive the cash equivalent of such options. The Director Plan also permits independent directors to defer payment of a portion of their director's fees in accordance with the terms and conditions set forth in the Director Plan. Subject to the provisions of the Director Plan, the maximum number of Common Shares which may be issued under the Director Plan is 500,000.

    The Director Plan authorizes awards of options to purchase Common Shares to independent directors. Each option generally vests and becomes exercisable six months after the date of grant and expires ten years from the date of grant, subject to early vesting, exercisability, and expiration as provided in the Director Plan. The option has a per share exercise price equal to the fair market value of the Common Shares on the date of grant. Upon the date of a non-employee director's election (other than the election of a substitute Airline Director), appointment or reelection, such director will be granted an option to purchase (4,000 x Y)-(1,000 x (Y-1)) Common Shares where Y = the number of years in such director's term. In non-election years an option to purchase 1,000 Common Shares is granted to each eligible director. The exercise price of a stock option may be paid in cash or previously owned stock or a combination thereof.

    Notwithstanding the foregoing, at such time that an option would otherwise vest under the Director Plan, an Airline Director will receive in lieu of such option a cash payment equal to the value of the option calculated on the basis of the Black-Scholes Option Pricing Model. Such cash payment is transferred to such Airline Director's employer, unless the employer has instructed the Company to make such payment directly to the Airline Director.

    Independent directors also may elect to defer all or a specified percentage of their directors' fees (in multiples of five percent) under the Director Plan. Such deferrals will be credited to a deferred compensation account set up for that director. All amounts in this account are non-forfeitable at all times. The portion of the fees that the director elects to defer is credited in the form of phantom stock units to the deferred compensation account as of the last business day of the fiscal quarter in which such portion of the director's fees would otherwise have been payable to the director. The number of phantom stock units to be credited to the deferred compensation account are determined by dividing the amount of the director's fees deferred over such quarter by the fair market value of Common Shares as of the date of crediting. In the event that the Company pays any cash or other dividend or makes any other distribution in respect of the Common Shares, each phantom stock unit credited to the deferred compensation account of such director is credited with dividend equivalents. The crediting of phantom stock units to such director's deferred compensation account does not confer on the director any rights as a stockholder of the Company. Payment of the deferred benefits credited in phantom stock units is in Common Shares. As of March 22, 2001:

     There were no phantom stock units credited to directors pursuant to the deferred compensation arrangement under the Director Plan.

     The independent directors received grants of options in 2000 under the Director Plan to purchase the following number of Common Shares: 1,000 to each of Mr. Dik and Ms. Gouran, and 10,000 to each of Messrs. Miau and Whipple.

     The Airline Directors' employers received the following cash payments in 2000 in lieu of stock options as provided under the Director Plan: $99,714 to Mr. Atkinson, $9,971 to Mr. Schorderet and $9,971 to Mr. Studdert.

            REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

    In July 2000, the Board of Directors adopted a written Audit Committee Charter, a copy of which is included as Appendix A to this proxy statement. All members of the Audit Committee are independent as defined in paragraphs
(B)(2)(a) and (3) of Section 303.01 of the New York Stock Exchange's listing standards.

    The Audit Committee has reviewed and discussed with the Company's management and KPMG LLP ('KPMG'), the Company's independent auditors, the audited financial statements of the Company contained in the Company's annual report to stockholders for the fiscal year ended December 31, 2000. The Audit Committee also has discussed with the Company's independent auditors the matters required to be discussed pursuant to SAS No. 61 (Codification of Statements on Auditing Standards, Communication with Audit Committees).

    The Audit Committee has received and reviewed the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1 (titled, 'Independence Discussions with Audit Committees'), and has discussed with KPMG their independence. The Audit Committee also has considered whether the provision of information technology services and other non-audit services to the Company by KPMG is compatible with maintaining their independence.

    Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the U.S. Securities and Exchange Commission.

                                          Audit Committee

                                            Kenneth Whipple, Chair
                                            Wim Dik
                                            Mina Gouran

                          OWNERSHIP OF COMMON STOCK BY
                        DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth, as of March 22, 2001, the number of Common Shares beneficially owned by (1) each director (including those owned by James
E. Barlett, Cheryl Ballenger, and Anthony C. Swanagan who also serve as Executive Officers of the Company), (2) the executive officers named in the Summary Compensation Table below, and (3) all directors and Executive Officers as a group. In addition to Ms. Ballenger and Messrs. Barlett and Swanagan, the following also serve as executive officers of the Company (collectively, the 'Executive Officers'): Lyn Bulman, Babetta R. Gray, James E. Lubinski, David A. Near and Ron Thornhill.

NAME OF INDIVIDUAL AND                                          NO. OF SHARES
NO. OF PERSONS IN GROUP                                     BENEFICIALLY OWNED(1)   PERCENT OF CLASS(2)
-----------------------                                     ---------------------   -------------------
DIRECTORS
    James E. Barlett......................................         350,267(3)                 *
    Graham W. Atkinson....................................               0                    *
    Cheryl Ballenger......................................          10,067                    *
    Wim Dik...............................................          12,000                    *
    Mina Gouran...........................................          15,000                    *
    Matthew F. C. Miau....................................          10,000                    *
    Georges P. Schorderet.................................           1,500                    *
    Andrew P. Studdert....................................               0                    *
    Anthony C. Swanagan...................................           4,301                    *
    Kenneth Whipple.......................................          24,000                    *

NAMED EXECUTIVE OFFICERS
    Babetta R. Gray.......................................         111,834                    *
    James E. Lubinski.....................................         156,500                    *
    David A. Near.........................................         123,801                    *
    All Directors and Executive Officers as a Group (15
      persons)............................................         912,904                  1.0%

---------

(1) The directors and Executive Officers, and all directors and Executive Officers as a group, have sole voting and sole investment power over the Common Shares listed except for Ms. Ballenger, Ms. Gray and Ms. Bulman, who each share voting and investment power with a third party.

(2) An asterisk indicates that the percentage of shares beneficially owned by the named individual does not exceed one percent (1%) of the outstanding Common Shares.

(3) Includes Mr. Barlett's restricted stock award of 97,900 shares, which was granted in two equal annual installments of 48,950 shares each on June 18, 1998 and June 18, 1999.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16 of the Securities Exchange Act of 1934, as amended
('Section 16'), requires that reports of beneficial ownership of Common Shares and changes in such ownership be filed with the Securities and Exchange Commission by the Company's directors, officers and persons who own more than 10 percent of a registered class of the Company's equity securities. The Company is required to conduct a review and to identify in its proxy statement each director, officer or person who owns more than 10 percent of a registered class of the Company's equity securities who failed to file a required report under
Section 16 on a timely basis. Based upon that review, to the Company's knowledge, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10 percent beneficial owners were complied with, except that one report on Form 3 for each of Ms. Ballenger, Mr. Miau and Mr. Thornhill, covering in each case the respective event by which such person became a reporting person, was inadvertently not filed on a timely basis.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth all compensation paid for services rendered to the Company during the Company's last three fiscal years in all capacities and received by (1) the Company's Chairman, President and Chief Executive Officer during 2000; and (2) the Company's four most highly paid Executive Officers during 2000 other than the Chairman, President and Chief Executive Officer (collectively, the 'Named Executive Officers').

                                                                                LONG TERM COMPENSATION
                                                                        ---------------------------------------
                                         ANNUAL COMPENSATION                      AWARDS              PAYOUTS
                                   -------------------------------      --------------------------   ----------
                                                           OTHER                                                    ALL
                                                          ANNUAL        RESTRICTED    SECURITIES                   OTHER
                                                          COMPEN-         STOCK       UNDERLYING      LTIP        COMPEN-
                                    SALARY     BONUS     SATION(1)      AWARDS(2)      OPTIONS     PAYOUTS(3)    SATION(4)
NAME AND PRINCIPAL POSITION  YEAR    ($)        ($)         ($)            ($)           (#)          ($)           ($)
---------------------------  ----  --------   --------   ---------      ----------    ----------   ----------    --------
James E. Barlett ...........  2000  $653,775         --         --               --     207,600      $ 24,263    $10,000
 Chairman, President and      1999   591,273   $726,000         --       $1,996,181     101,000            --      9,700
 Chief Executive Officer      1998   528,770    801,310         --        1,996,181     256,150       396,923      9,700

Cheryl Ballenger ...........  2000   203,140    112,941         --               --      30,900            --      8,155
 Executive Vice President,    1999   122,111     77,968         --               --       5,000            --      7,650
 Chief Financial Officer and  1998   115,615     83,550         --               --      12,150            --      7,760
 Treasurer

Babetta R. Gray ............  2000   262,010    153,900         --               --      75,900         8,075      9,870
 Executive Vice President,    1999   215,276    214,200         --               --      26,000            --      8,925
 Subscriber Sales and         1998   184,947    184,275         --               --     121,150        87,125      8,322
 Service

James E. Lubinski ..........  2000   333,763    196,650         --               --      88,600        11,144     10,000
 Executive Vice President,    1999   289,454    270,000         --               --      36,000            --      9,700
 Operations                   1998   259,614    284,625         --               --     171,150       155,944      9,201

David A. Near ..............  2000   235,709    135,660   $138,488               --      46,600         7,806      9,732
 Senior Vice President,       1999   226,609    205,920    150,246               --      29,000            --      9,300
 Internet and E-Commerce      1998   202,382    198,000     90,997               --     137,150        80,074      8,243

---------

(1) Represents housing, car, storage and transportation expenses in 1999 and 1998, and tax equalization payments in 2000, for Mr. Near.

(2) Effective April 1, 1998, Mr. Barlett was granted restricted stock in two equal annual installments of 48,950 shares each on June 18, 1998 and June 18, 1999.

(3) Represents payments made in 2000 and 1998 based on phantom shares that entitled the holder to cash in the amount of the fair market value of the Common Shares plus dividend equivalents. Phantom shares were granted in 1997 in exchange for awards previously granted in 1995 through 1997 under the Company's Long Term Incentive Plan, which has been discontinued.

(4) All Other Compensation consists of (1) aggregate amounts contributed for fiscal 2000, 1999, and 1998 of $5,100, $4,800, and $4,800 respectively, under the Company's 401(k) Savings Plan for each of the Named Executive Officers; and (2) payments made in fiscal 2000, 1999, and 1998 representing money allocated to, but unused for, benefit programs for Mr. Barlett ($4,900, $4,900, and $4,900), Ms. Ballenger ($3,055, $2,962, and $2,850),
    Ms. Gray ($4,770, $4,125, and $3,522); Mr. Lubinski ($4,900, $4,900, and
    $4,401); and Mr. Near ($4,632, $4,500, and $3,443).

OPTION/SAR GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information concerning grants of stock options to the Named Executive Officers during 2000.

                                                             INDIVIDUAL GRANTS
                                                   --------------------------------------
                                                    PERCENT OF
                                                      TOTAL
                                     NUMBER OF     OPTIONS/SARS
                                     SECURITIES     GRANTED TO
                                     UNDERLYING     EMPLOYEES     EXERCISE                  GRANT DATE
                                    OPTIONS/SARS    IN FISCAL     OR BASE     EXPIRATION     PRESENT
NAME                                 GRANTED(1)      YEAR(2)       PRICE         DATE        VALUE(3)
----                                ------------   ------------   --------   ------------   ----------
James E. Barlett..................    207,600          7.49        $24.53    May 17, 2010   $2,149,075
Cheryl Ballenger..................     30,900          1.11         24.53    May 17, 2010      319,877
Babetta R. Gray...................     75,900          2.74         24.53    May 17, 2010      785,717
James E. Lubinski.................     88,600          3.20         24.53    May 17, 2010      917,187
David A. Near.....................     46,600          1.68         24.53    May 17, 2010      482,403

---------

(1) All options granted at $24.53 vest in equal annual installments over a three-year period beginning on the first anniversary of the date of grant. No SARs were granted to the Named Executive Officers during the last fiscal year.

(2) Calculations include the number of Common Shares underlying stock options granted as a result of the conversion of stock options in connection with the Company's acquisition of TRIP.com, Inc.

(3) Present value calculated assuming the stock options are valued using the Black-Scholes Option Pricing Model. Assumptions used in the model are: estimated future yield of 1.00%; expected option term of five years; risk-free rate for option term of 7.00%; and estimated future volatility of 40.00%. The option values shown are based on the model and actual value, if any, will depend on stock price change.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTIONS VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                           OPTIONS/SARS AT               OPTIONS/SARS AT
                                SHARES                     FISCAL YEAR-END               FISCAL YEAR-END
                               ACQUIRED     VALUE    ---------------------------   ---------------------------
NAME                          ON EXERCISE  REALIZED  EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                          -----------  --------  -----------   -------------   -----------   -------------
James E. Barlett............       0          0        244,367        536,583           0              0
Cheryl Ballenger............       0          0          9,967         38,283           0              0
Babetta R. Gray.............       0          0        111,634        155,616           0              0
James E. Lubinski...........       0          0        156,300        199,650           0              0
David A. Near...............       0          0        122,301        132,649           0              0

PENSION PLAN

    The Company sponsors the Galileo International Employees Pension Plan (the 'Pension Plan'), which is a non-integrated qualified defined benefit pension plan covering most U.S. full time employees of the Company. The following table shows the estimated annual pension benefits under the Pension Plan and the Galileo International Supplemental Retirement Plan (formerly known as the COVIA Supplemental Retirement Plan) (the 'SERP') in the remuneration and years of service classifications indicated (without regard to the offsets described below).

                               PENSION PLAN TABLE

                                                              YEARS OF SERVICE
                                            ----------------------------------------------------
REMUNERATION                                   15         20         25         30         35
------------                                --------   --------   --------   --------   --------
$200,000..................................  $ 48,000   $ 64,000   $ 80,000   $ 96,000   $112,000
$250,000..................................    60,000     80,000    100,000    120,000    140,000
$300,000..................................    72,000     96,000    120,000    144,000    168,000
$350,000..................................    84,000    112,000    140,000    168,000    196,000
$400,000..................................    96,000    128,000    160,000    192,000    224,000
$450,000..................................   108,000    144,000    180,000    216,000    252,000
$500,000..................................   120,000    160,000    200,000    240,000    280,000
$550,000..................................   132,000    176,000    220,000    264,000    308,000
$600,000..................................   144,000    192,000    240,000    288,000    336,000
$650,000..................................   156,000    208,000    260,000    312,000    364,000
$700,000..................................   168,000    224,000    280,000    336,000    392,000
$750,000..................................   180,000    240,000    300,000    360,000    420,000
$800,000..................................   192,000    256,000    320,000    384,000    448,000
$850,000 or more..........................   204,000    272,000    340,000    408,000    476,000

    The basic monthly payment under the Pension Plan, determined as a single life annuity payable at age 65, is equal to 1.6% of the participant's final average compensation multiplied by the number of his or her months of qualified service divided by 12. Retirement benefits are subject to the annual pension limitations imposed under Sections 415(d) and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the 'Code'), for which limitations vary annually. The SERP, a nonqualified plan, provides benefits over the applicable Code limitations.

    The benefits under the Pension Plan and the SERP shown above are calculated on a single life annuity basis and assume retirement at age 65. As of March 1, 2001, each Named Executive Officer had the following months of qualified service under the Pension Plan: 63 for Mr. Barlett, 98 for Ms. Ballenger, 98 for Ms. Gray, 55 for Mr. Lubinski and 104 for Mr. Near.

    For purposes of the Pension Plan, 'final average compensation' means the highest monthly average of a participant's compensation attributable to the 60 consecutive months of service occurring during the last 120 months of service of employment (unless the participant has fewer than 60 months of service with the employer). 'Compensation' means amounts paid to the participant for base pay, overtime, double shift, shift differentials, lump sum merit pay, holiday rotating day off, holiday worked rotating day off, commissions, retroactive pay, management incentive bonuses and special incentives for certain retirees paid prior to September 1, 1993. Generally, only those items reflected as either salary or bonus in the Summary Compensation Table are considered in determining benefits under the Pension Plan and the SERP. Benefits under the Pension Plan and the SERP are not subject to reduction for social security benefits.

EMPLOYMENT AGREEMENTS

CHAIRMAN, PRESIDENT AND CHIEF EXECUTIVE OFFICER

    James E. Barlett is a party to an employment agreement with the Company dated February 23, 2000 (the 'Agreement'). The term of the Agreement continues for three years, but is automatically renewed every

February 23 for an additional year, such that there is always three years remaining in the term of the Agreement on February 23 of each year. The Agreement provides for a salary of $605,000 per annum, reviewed by the Compensation Committee and increased at its discretion. The Agreement also provides for Mr. Barlett's participation in the Company's incentive and benefit plans as well as an airfare and car allowance. The Agreement may be terminated immediately by the Company for 'Cause' or by Mr. Barlett with 'Good Reason' (as such terms are defined in the Agreement).

    If the Agreement is terminated by the Company without Cause or by Mr. Barlett for Good Reason, within 30 days after termination, the Company must pay Mr. Barlett (1) a lump sum equal to the sum of Mr. Barlett's annual salary at the rate in effect at the time of termination through the termination date, to the extent not theretofore paid, plus an amount equal to the annual incentive compensation Mr. Barlett would have received under the Management Incentive Plan ('MIP') attributable to the year in which termination occurred, assuming 100% target achievement; multiplied by a fraction, the numerator of which is the number of days in such year through the termination date and the denominator of which is 365; and (2) a lump sum equal to Mr. Barlett's annual salary at its rate in effect at the termination date, for a period of 12 months or the remaining term of the Agreement, whichever is less, plus an amount equal to the annual incentive compensation Mr. Barlett would have received under the MIP attributable to the year in which termination occurred, assuming 100% target achievement. In addition, commencing 12 months after the date of termination, and for a period of 24 months or the remaining term of the Agreement following the date that is 12 months after the termination date, whichever is less, the Company would be required to pay Mr. Barlett an additional amount equal to Mr. Barlett's annual salary, payable on a monthly basis, plus a monthly amount equal to one-twelfth of the amount Mr. Barlett would have earned under the MIP for that year, assuming a 100% target achievement. The monthly payments will be decreased to reflect income generated by Mr. Barlett from any other employment or business activities, other than income from personal investments. The Company also will provide group insurance benefits to Mr. Barlett for a 24-month period following a termination without Cause or a resignation for Good Reason, or until Mr. Barlett becomes entitled to receive benefits from another employer.

    If the Agreement is terminated by the Company without Cause prior to a 'Change in Control' (as such term is defined in the Agreement) as a condition of the agreement to which the Change in Control occurs, or if the Company terminates the Agreement without Cause within two years following a Change in Control, or if Mr. Barlett terminates the Agreement with Good Reason within two years following a Change in Control, within 30 days after termination, the Company must pay Mr. Barlett (i) a lump sum equal to the sum of Mr. Barlett's annual salary at the rate in effect at the time of termination through the termination date, to the extent not theretofore paid, plus an amount equal to the annual incentive compensation Mr. Barlett would have received under the MIP attributable to the year in which termination occurred, assuming 100% target achievement, multiplied by a fraction, the numerator of which is the number of days in such year through the termination date and the denominator of which is 365, and (ii) a lump sum equal to the sum of Mr. Barlett's annual salary at the rate in effect at the time of termination, plus an amount equal to the annual incentive compensation Mr. Barlett would have received under the MIP attributable to the 12-month period following the date of termination, assuming 100% target achievement, multiplied by the number three. The Company also will provide group insurance benefits to Mr. Barlett for three years following a termination without Cause or a resignation for Good Reason within the applicable Change in Control time periods or until Mr. Barlett becomes entitled to receive benefits from another employer.

    The Agreement also contains a confidentiality provision.

NAMED EXECUTIVE OFFICERS

    Cheryl Ballenger, Babetta R. Gray, James E. Lubinski and David A. Near (each an 'Executive' or collectively, the 'Executives') are each parties to an employment agreement with the Company (the 'Agreements'). Each of the Agreements is dated June 1999, except for the Agreement with Ms. Ballenger, which is dated May 23, 2000. The Agreements provide for a base salary per annum reviewed by the Compensation Committee and increased at its discretion. The Agreements provide for participation in the Company's incentive and benefit plans as well as a car allowance. The term of each of these Agreements continues indefinitely until terminated by the Company or Executive. Each of the Agreements may be terminated immediately by the Company with 'Cause' or by the Executive with 'Good Reason' (as such terms are defined in the Agreement).

    If any of the Agreements is terminated by the Company without Cause or by the Executive for Good Reason, within 30 days after termination, the Company must pay the Executive (i) a lump sum equal to the sum of the Executive's annual salary at the rate in effect at the time of termination through the termination date, to the extent not theretofore paid, plus an amount equal to the annual incentive compensation the Executive would have received under the MIP attributable to the year in which termination occurred, assuming 100% target achievement, multiplied by a fraction, the numerator of which is the number of days in such year through the termination date and the denominator of which is 365, and (ii) a lump sum equal to the Executive's annual salary at its rate in effect at the termination date as well as an amount equal to the amount of annual compensation the Executive would have received under the MIP for that 12 month period assuming a 100% target achievement. In addition, commencing
12 months after the date of termination and for 12 months thereafter, the Company must pay the Executive an additional amount equal to the Executive's annual salary at the rate in effect at the time of termination on a monthly basis, plus a monthly amount equal to one-twelfth of the amount the Executive would have earned under the MIP for that year, assuming a 100% target achievement. Such monthly payments are decreased to reflect income generated by Executive from any other employment or business activities, other than income from personal investments. The Company also will provide group insurance benefits to the Executive for the lesser of a 24-month period or until Executive becomes entitled to receive benefits from another employer.

    If any of the Agreements is terminated by the Company without Cause prior to a 'Change in Control' (as such term is defined in the Agreement) as a condition of the agreement to which the Change in Control occurs, or if the Company terminates any of the Agreements without Cause within two years following a Change in Control, or if an Executive terminates his or her respective Agreement with Good Reason within two years following a Change in Control, within 30 days after termination, the Company must pay the Executive (i) a lump sum equal to the sum of the Executive's annual salary at the rate in effect at the time of termination through the termination date, to the extent not theretofore paid, plus an amount equal to the annual incentive compensation the Executive would have received under the MIP attributable to the year in which termination occurred, assuming 100% target achievement, multiplied by a fraction, the numerator of which is the number of days in such year through the termination date and the denominator of which is 365, and (ii) a lump sum equal to three times the Executive's salary, at its rate in effect at the Termination Date, plus an amount equal to three times the annual incentive compensation the Executive would have received under the MIP, assuming 100% target achievement. The Company also will provide group insurance benefits to the Executive for a period of 24 months, or until the Executive becomes entitled to receive benefits from another employer.

    The Agreements contain a confidentiality provision.

STOCK OPTION AGREEMENTS

    Each Named Executive Officer is party to a Non-Qualified Stock Option Agreement issued under the Company's 1997 Stock Incentive Plan, as amended, and the 1999 Equity and Performance Incentive Plan (the 'Agreements'), respectively. The Agreements provide for the grant of an option (the 'Option') to purchase Common Shares at a price determined by the Compensation Committee on the date of grant. The term of each Option commences on the date of grant and unless earlier terminated, expires on a date determined by the Compensation Committee. Subject to the expiration or earlier termination of the Option, the vesting of the Option also is determined by the Compensation Committee. If the Executive ceases to be employed by the Company pursuant to a 'Change of Control' (as such term is defined in the Agreements), the ability to exercise the Option granted is accelerated. However the Option is not exercisable at any time after the date of expiration of the Option.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Executive Compensation Philosophy

    The Compensation Committee provides direction to the Company's Board of Directors in maintaining a compensation program that is consistent with the Company's overall compensation philosophy. The compensation philosophy supported by the Compensation Committee recognizes the need to attract and retain high caliber staff to meet the Company's business requirements. In doing so, however, the Compensation Committee is mindful of overall stockholder return and believes that incentive program design and payments should appropriately reflect comparisons with peer company performance.

    The Compensation Committee advises, recommends and approves compensation strategies, policies, and pay levels necessary to support the business. Subject to the approval of the Board, the Compensation Committee determines the remuneration of the Chairman, President and Chief Executive Officer and other corporate executives. Only directors who are not employees of the company may serve on the Compensation Committee. As of December 31, 2000, the Compensation Committee consisted of one Airline Stockholder representative and two independent directors. Ms. Gouran, an independent director, is Chair of the Committee.

Executive Compensation

    To determine appropriate levels of compensation, competitive market data is provided to the Compensation Committee by independent compensation consultants. In general, the Company's compensation levels are compared to a group of comparator companies although the Compensation Committee also takes into account the specialist functional expertise and experience of the executives whose salaries are reviewed. The Compensation Committee approves the selection of companies used as a peer group and these are selected on the basis of having similar types of volume data processing businesses as the Company.

    The Company's executive remuneration consists of base salary, annual bonus, long term compensation and benefits. Subject to the approval of the Board, the Committee determines all elements of compensation for the President, Chairman and Chief Executive Officer. For the Executive Officers, the Compensation Committee makes determinations based on relevant data and recommendations made by the President, Chairman and Chief Executive Officer. Each component of compensation is reviewed further below.

 Base Salaries

   Base salaries are reviewed annually by the Compensation Committee and changes are determined based on a subjective assessment of a range of factors, including the individual's performance, the responsibilities of the position, competitive practice and the experience of the executive filling the position.

 Annual Bonus

   The annual bonus program provides annual cash bonuses to the corporate officer group as well as to other managers within the Company. The target bonus ranges from 60% to 80% of annual base income for the Executive Officers, including the President, Chairman and Chief Executive Officer. Annual bonus awards are based on corporate financial performance for the Executive Officers. The Company fell short of meeting the annual bonus program's performance targets for 2000, resulting in no payout to the Executive Officers under the program. The Chairman, President and Chief Executive Officer recommended to the Compensation Committee that a cash pool be allocated to provide special recognition bonus awards to certain officers and managers for 2000. The Compensation Committee agreed with this recommendation.

 Long Term Incentive Compensation

   Prior to July 1997, the Company had a Long Term Incentive Plan (the 'LTIP') that was intended to reward executives for superior performance in achieving long term goals. Upon completion of the Company's initial public offering, the LTIP was discontinued and deferred compensation arrangements were put in place to convert existing awards under the LTIP into phantom shares. Outstanding awards from the remaining 1995, 1996 and 1997 award cycles were converted into phantom shares to be paid at the fair market value of shares of Common Stock under the same schedule as applied to the LTIP. The final payment from the 1997 award cycle was made in 2000 and this program has now been eliminated.

   The Company adopted the Galileo International, Inc. 1999 Stock Incentive Plan to replace the LTIP as a means to reward long-term thinking and to encourage retention. The Compensation Committee administers this plan. The primary award under this plan is stock options but in special circumstances, the use of full value and performance shares is permitted.

 Chairman, President and Chief Executive Officer Compensation

   The Compensation Committee reviews the base salary of the Chairman, President and Chief Executive Officer annually and any adjustment made based on a subjective assessment of his contribution, as well as the overall performance of the Company. The Compensation Committee reviewed the Chairman, President and Chief Executive Officer's duties and objectives with respect to its compensation determination. Such duties and objectives included ensuring that the focus of the business is targeted towards profitable growth, and in particular, sales in the United States; continuing to drive strategies to ensure the Company's positioning as a successful Internet player; ensuring the implementation of the Company's network strategy; and communication with key internal and external audiences, including investors, the Board and employees. In April 2000, the Chairman, President and Chief Executive Officer's salary was increased to $670,000. His annual bonus for 1999 paid in 2000 was determined based on a formula relating to the Company's financial performance.

 $1,000,000 Compensation Limit on Deductibility

   Section 162(m) of the Internal Revenue Code of 1986, as amended, restricts corporate tax deductions on amounts paid in excess of $1 million to the Chairman, President and Chief Executive Officer and the other four Executive Officers listed in the Summary Compensation Table. The Committee has determined that it will make every reasonable effort, consistent with sound executive compensation policy and the needs of the Company, to ensure the continued tax deductibility of all amounts paid to such Named Executive Officers.

                                          Compensation Committee

                                            Mina Gouran, Chair
                                            Kenneth Whipple
                                            Georges P. Schorderet

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee are Mina Gouran, Georges P. Schorderet and Kenneth Whipple. No member of the Compensation Committee is a current or former employee or officer of the Company or any of its subsidiaries. Ms. Gouran has been Managing Partner of Korn/Ferry International since 1996. Mr. Schorderet has been Executive Vice President and Chief Financial Officer of SAirGroup since 1996. Mr. Whipple retired from Ford Motor Company on January 1, 1999. The Company has entered into commercial agreements and other arrangements with each of Korn/Ferry International and SAirGroup which contemplate certain services and payments between the companies. See 'Certain Relationships and Related Transactions.'

    Mr. Barlett, the Company's Chairman, President and Chief Executive Officer, was elected to the Board of Directors of Korn/Ferry International in 1999. Mr. Barlett also serves on Korn/Ferry International's Nominating and Audit Committees. The Company has entered into certain commercial agreements and arrangements with Korn/Ferry International and certain of its affiliated companies (collectively 'Korn/Ferry') that contemplate certain services and payments between the companies. See 'Certain Relationships and Related Transactions.'

                               PERFORMANCE GRAPH
                     COMPARISON OF CUMULATIVE TOTAL RETURN

    The graph below compares the percentage changes in the Company's cumulative total stockholder return from July 25, 1997 (the first trading date of the Company's Common Shares) through December 31, 2000 with the cumulative total return of the S&P 500 Index and the peer group (1) for the same period. The graph assumes the investment of $100 and the reinvestment of all dividends. The stock performance shown on the graph below is not necessarily indicative of future stock price performance.



                             [PERFORMANCE GRAPH]


                                                         GALILEO INTERNATIONAL   S&P 500   PEER GROUP
                                                         ---------------------   -------   ----------
July 24, 1997..........................................         100.00           100.00      100.00
December 31, 1997......................................         113.01           103.97       96.64
December 31, 1998......................................         179.27           134.16      124.77
December 31, 1999......................................         124.40           162.48      161.16
December 31, 2000......................................          84.49           148.00      202.62

---------

(1) The peer group consists of Automatic Data Processing, Inc., Ceridian Corporation, DST Systems, Inc., First Data Corporation, National Data Corporation, National Processing, Inc., Paychex, Inc., and Sabre Holdings Corporation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    The Company has entered into various commercial and other agreements with the airline affiliates of the Airline Stockholders and with Korn/Ferry. Three of the Company's directors are affiliated with the Airline Stockholders and one director is affiliated with Korn/Ferry. See 'Election of Directors.'

COMMERCIAL AGREEMENTS

Computer Services Agreements

    The Company has entered into Computer Services Agreements with the airline affiliates of the Airline Stockholders. Under the Computer Services Agreements, the Company provides certain fares quotation services, internal reservation services, other internal management services and software development services. The Computer Services Agreements, other than with respect to fares quotation services and services to United, each discussed below, are generally cancelable by either party upon six months' prior written notice. The Computer Services Agreements generally require the Company to provide the services thereunder at prices based upon a fully allocated cost methodology for a period of up to three years following the Company's July 1997 initial public offering of Common Shares, after which pricing will be determined on an arm's-length basis.

    The Company also provides fares quotation services to SAirGroup through its GlobalFares'TM' fares quotation system. The Company provides such fares quotation services under pricing arrangements that were in effect prior to the consummation of its initial public offering, and will continue to provide such service at such pricing for a period of approximately five years following the Company's initial public offering, after which pricing will be determined on an arm's-length basis. These services may be canceled by either party upon six months' prior written notice (except the Company may not cancel the provision of such services prior to the end of the existing pricing period).

    The Company also provides internal reservation services, other internal management services and software development services to United in accordance with an amendment of the Computer Services Agreement with United, which modified pricing and other provisions and extended the term of the Agreement to December 31, 2004, subject to United's right to terminate one year early or extend for an additional year upon one year's notice.

    For the year ended December 31, 2000, the Company recorded revenue of approximately $33.4 million and $891,000 from United and SAirGroup, respectively, for services rendered under the Computer Services Agreements.

Network Services Agreement

    The Company is a party to a Network Services Agreement with United pursuant to which the Company provides United the use of the Company's network for communication services and manages such communication services. The Network Services Agreement continues in effect until terminated by either party upon two years prior written notice. For the year ended December 31, 2000, the Company recorded revenue of $37.5 million from United for such services.

Global Airline Distribution Agreements

    The Company has entered into Global Airline Distribution Agreements with the airline affiliates of the Airline Stockholders as well as with each of its airline customers. Under the Global Airline Distribution Agreements, travel vendors store, display, manage and sell their services through the Company's Apollo'r' and Galileo'r' systems. Airlines are offered varying levels of functionality at which they can participate in the Company's systems. The Company also provides travel vendors marketing data generated from reservation activity in the Company's systems for fees that vary based on the type and amount of information provided. This information assists travel vendors in the management of their inventory and yields.

    For the year ended December 31, 2000, the Company recorded revenue of approximately $133.3 million and $25.8 million from United and SAirGroup, respectively, for services rendered under the Global Airline Distribution Agreements.

Other Distribution Support

    During 2000, the Company had an arrangement with United pursuant to which United provided support for the Company's distribution efforts in certain countries in Latin America. For the year ended December 31, 2000, the Company paid United approximately $2.2 million for these support services.

Termination of Revenue Sharing Obligations

    During 1997, in conjunction with the acquisition of Traviswiss AG, the Company terminated its obligations under the Galileo International Partnership agreement to share with SAirGroup a portion of the booking fee revenue generated in certain European territories. In consideration of the termination of such revenue sharing obligations, the Company agreed to pay SAirGroup, in four annual installments, the aggregate amount of $22.4 million. Payments under this agreement for the year ended December 31, 2000 were $6.6 million to SAirGroup.

Services Agreements

    In 1999, the Company recorded a special charge of $83.2 million related to the extinguishment of a portion of its liability arising from a services agreement with United. This services agreement was entered into at the time of the Company's acquisition of Apollo Travel Services Partnership in July 1997. Under the agreement, United Airlines agreed to provide the Company with marketing and other support in the U.S. and Mexico. In exchange for these services, the Company agreed to compensate United Airlines if it achieved specific air segment growth and price increases over a five-year period. Although the Company was accruing for the estimated liability under the services agreement in line with lower levels of historical and projected pricing, as a result of the price increase in the U.S. and Mexico that became effective on January 1, 2000, the Company now expects to owe the full price-related obligation. In December 1999, the Company created and funded a qualified special-purpose entity to provide for payment of this price-related obligation to United Airlines in July 2002. The Company transferred $97.3 million in assets to this special-purpose entity. As a result, the Company has no further payment obligation to United Airlines related to price increases under the services agreement.

    In connection with the Company's acquisition of Traviswiss, the Company entered into a services agreement with SAirGroup (the 'Additional Services Agreement') pursuant to which SAirGroup provides services designed to assist the Company in growing the business of Traviswiss. During the sixth year following the effective date of the Additional Services Agreement, the Company will pay SAirGroup a fee of up to $6.8 million (on a present value basis) based on improvements in the Company's air booking fee revenue over the five year period immediately following the acquisition.

Executive Search Agreements

    In 2000 the Company entered into several executive search agreements with Korn/Ferry. For the year ended December 31, 2000, the Company paid approximately $186,000 to Korn/Ferry for these services.

Other Services

    In the ordinary course of business, the Company purchases airline related business travel services and communication services from United. The Company also rents facilities from United. In addition, in 1999, the Company entered into a non-exclusive agreement with United for various sales activities in conjunction with the Company's internal sales force. For the year ended December 31, 2000, the Company paid an aggregate of approximately $9.5 million to United related to these services.

STOCKHOLDERS' AGREEMENT

    Simultaneously with the consummation of the Company's initial public offering, the Company and the Airline Stockholders and certain affiliates entered into the Stockholders' Agreement, which was amended on June 20, 1998 and July 15, 1999. Pursuant to this Agreement the Airline Stockholders agreed to vote their shares and take such other actions as are necessary to cause the Board of Directors of the Company to (1) consist of the number of members the Board so determines, (2) be divided into three classes, (3) consist of three directors elected by the Airline Stockholders, three management directors and the remainder as independent directors, and (4) designate nominating, audit and compensation committees. The Stockholders' Agreement contains certain limitations on the transfer of shares of the Special Voting Preferred Stock and the

Common Shares, including provisions granting the Airline Stockholders, their affiliates and certain transferees (collectively, the 'Original Owners') the right of first refusal in the event that an Original Owner proposes to sell or transfer its Common Shares to another Original Owner or an affiliate thereof. In addition, the Stockholders' Agreement prohibits an Original Owner from transferring its Common Shares to any of its affiliates without such affiliate executing a counterpart of the Stockholders' Agreement. The Stockholders' Agreement also restricts the ability of an Original Owner to acquire more than 50% of the capital stock of the Company entitled to vote in the election of directors. The Stockholders' Agreement will terminate on the tenth anniversary of the consummation of the Company's initial public offering.

                          AVAILABILITY OF 10-K REPORT

    The Company filed its Annual Report on Form 10-K for the year ended December 31, 2000 with the Securities and Exchange Commission on March 13, 2001. A copy of the report, including any financial statements and schedules, and a list describing any exhibits not contained therein, may be obtained without charge by any stockholder. The exhibits are available upon payment of charges that approximate the Company's cost of reproduction of the exhibits. Request for copies of the report should be sent to the Company's Vice President - Investor Relations, at 9700 West Higgins Road, Suite 400, Rosemont, Illinois 60018.

                         INDEPENDENT PUBLIC ACCOUNTANTS

    KPMG served as the Company's independent public accountants for the year ended December 31, 2000. During 2000, the Company also engaged KPMG to
(1) provide tax consulting services to the Company; (2) prepare certain tax filings for the Company and its subsidiaries; and (3) conduct financial due diligence on behalf of the Company in connection with certain business investments and acquisitions undertaken by the Company. No further relationship existed between the Company and KPMG other than the usual relationship between independent public accountants and client. The Audit Committee is expected to make a recommendation to the Board of Directors on the selection of the independent accountants for the year ended December 31, 2001.

AUDIT FEES

    KPMG has billed the Company $451,891, in aggregate, for professional services rendered by KPMG for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2000 and the reviews of the interim financial statements included in the Company's Quarterly Reports on Form 10-Q filed during the fiscal year ended December 31, 2000.

FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES

    KPMG did not render to the Company any of the professional services described in Paragraphs (c)(4)(ii) of Rule 2.01 of Regulation S-X during the fiscal year ended December 31, 2000.

ALL OTHER FEES

    KPMG has billed the Company $3,916,738, in aggregate, for services rendered by KPMG during 2000 for all services (other than those covered above under 'Audit Fees' and 'Financial Information Systems Design and Implementation Fees'), substantially all of which was for tax consulting and acquisition related services.

ANNUAL MEETING

    The Company anticipates that a representative of KPMG will be present at the Meeting. Such representative will be given the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to any questions which may be submitted at the Meeting.

                                 OTHER MATTERS

FUTURE STOCKHOLDER PROPOSALS -- DEADLINE FOR INCLUSION IN PROXY

    Any stockholder proposal to be considered by the Company for inclusion in the Proxy Statement and form of proxy for next year's Annual Meeting of Stockholders, expected to be held in May 2002, must be received by the Secretary of the Company at the Company's principal executive offices located at the address found at the top of page 1, no later than December 3, 2001.

OTHER STOCKHOLDER PROPOSALS/DIRECTOR NOMINATIONS -- DEADLINE FOR CONSIDERATION

    Stockholder proposals not included in a proxy statement for an annual meeting as well as proposed stockholder nominations for the election of directors at an annual meeting must each comply with advance notice procedures set forth in the By-Laws of the Company in order to be brought properly before that annual meeting of stockholders. In general, written notice of a stockholder proposal or a director nomination must be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the preceding annual meeting of stockholders. With regard to next year's annual meeting of stockholders, expected to be held in May 2002, the written notice must be received between February 16, 2002 and no later than March 18, 2002, inclusive.

    In addition to timing requirements, the advance notice provisions of the By-Laws contain informational content requirements that also must be met. A copy of the By-Law provisions governing these timing procedures and content requirements may be obtained by writing to the Secretary of the Company.

    If the presiding officer of the annual meeting of stockholders determines that business, or a nomination, was not brought before the meeting in accordance with the By-Law provisions, such business shall not be transacted or such defective nomination shall not be accepted.

DISCRETIONARY VOTING

    As of the date of this Proxy Statement, the Board of Directors and management know of no other matters to be brought before the meeting in addition to those described herein. Should any other matters properly come before the meeting that call for a vote of the stockholders, the persons named in the accompanying Proxy will have discretionary authority to vote all Proxies with respect to such matters in accordance with their best judgment.

    PLEASE EXERCISE YOUR RIGHT TO VOTE BY TOLL-FREE TELEPHONE OR BY INTERNET AS EXPLAINED ON YOUR PROXY CARD, OR SIGN, DATE, AND MAIL YOUR PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE ENCLOSED FOR YOUR CONVENIENCE. IN THE EVENT THAT YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR COMMON SHARES IN PERSON.

                                          Galileo International, Inc.

                                      /s/ Anthony C. Swanagan
                                          Anthony C. Swanagan
                                          Secretary

Dated: April 3, 2001

                                                                      APPENDIX A

                     CHARTER OF THE AUDIT COMMITTEE OF THE
               BOARD OF DIRECTORS OF GALILEO INTERNATIONAL, INC.

FUNCTION OF THE AUDIT COMMITTEE

    The Audit Committee (the 'Committee') of the Galileo International, Inc. Board of Directors (the 'Board') will assist the Board in fulfilling the Board's oversight responsibilities by reviewing financial information and results of operations that will be provided to the shareholders and others, the system of internal controls that management and the Board have established, and the audit process, as well as such other matters as may from time to time be delegated specifically to the Committee by the Board.

    While the Committee has the powers and responsibilities set forth in this Charter and the Company's certificate of incorporation, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company's financial statements are complete and accurate or are in compliance with generally accepted accounting principles, which is the responsibility of management and the outside auditor. Likewise, it is not the responsibility of the Committee to conduct investigations, to resolve disputes, if any, between management and the outside auditor or to assure compliance with laws or the Company's corporate compliance program or Code of Conduct.

COMPOSITION OF THE COMMITTEE

    REQUIREMENTS. The Committee will consist of at least three Board members. Each member of the Committee must be independent of management and free from any relationship with the Company that would interfere with the exercise of independent judgment as a Committee member. In determining independence, the Board will observe the requirements of Rules 303.01 and 303.02 of the New York Stock Exchange Listed Company Manual.

    Each member of the Committee must be financially literate or must become financially literate within a reasonable period of time after appointment to the Committee. The Board will determine, in its business judgment, whether a director meets the financial literacy requirement.

    At least one member of the Committee must have accounting or related financial management expertise, as determined by the Board in its business judgment.

    APPOINTMENT. The Board will appoint the members of the Committee. The Board will, or will delegate to the members of the Committee the responsibility to, appoint a chair of the Committee. The chair of the Committee will, in consultation with the other members of the Committee, the Company's independent auditor and the appropriate officers of the Company, be responsible for calling meetings of the Committee, establishing meeting agenda and supervising the conduct of the meetings.

GENERAL CHARTER

    The Committee shall have the power to conduct or authorize investigations into any matters within the Committee's scope of responsibility. The Committee may retain independent counsel, accountants, or others to advise and assist it in complying with its responsibilities as set forth herein.

    The Committee shall meet at least three (3) times per year or more frequently as it may determine necessary, to comply with its responsibilities as set forth herein. The Committee may ask members of management or others to attend the meeting or to meet with any members of, or consultants to, the Committee and provide pertinent information as necessary. The Committee may meet with management, the independent auditor and others in separate private sessions to discuss any matter that the Committee, management, the independent auditor or such other persons believe should be discussed privately.

    The Committee will perform such other functions as assigned by law, the Company's charter or by-laws, or the Board.

FUNCTIONAL RESPONSIBILITIES

    The following identifies the major functional responsibilities of the
Committee:

     REVIEW FINANCIAL STATEMENTS: Review with appropriate officers of the Company and the outside auditor the annual financial statements of the Company prior to public release thereof.

     COMMUNICATE WITH THE BOARD: Report Committee actions to the Board with such recommendations as the Committee may deem appropriate.

     REVIEW INTERNAL CONTROLS:

         Provide an open avenue of communications among the internal auditors, the independent auditors, and the Board. Recommend to the Board annually, and at other appropriate times, the independent auditor to be retained as the Company's independent auditor, approve the compensation of the independent auditor, and review and approve the discharge of the independent auditor. Such independent auditor is ultimately accountable to the Committee and the Board.

         Review and concur in the appointment, replacement, reassignment, or dismissal of the director of internal auditing. In connection with recommendation of the firm to be retained as the Company's independent auditor, review the information provided by management and the independent auditor relating to the independence of such firm, including, among other things, information related to the non-audit services provided and expected to be provided by the independent auditor. The Committee is responsible for (a) ensuring that the outside auditor submits on a periodic basis to the Committee a formal written statement delineating all relationships between the auditor and the Company, (b) actively engaging in dialogue with the outside auditor with respect to any disclosed relationship or services that may impact the objectivity and independence of the outside auditor and
         (c) recommending that the Board take appropriate action in response to the independent auditor's report to satisfy itself of the independent auditor's independence.

     REVIEW SYSTEM OF INTERNAL CONTROLS:

         Consider in consultation with the independent auditor and the director of internal auditing their plans for, and the scope of, the annual audit and other examinations.

         Consider and review with management and the director of internal auditing significant findings during the year and related management responses; any difficulties encountered in the course of their audits including any restrictions on the scope of their work or access to required information; and changes required in the planned scope of their audit plan; internal audit budget and staffing; and the internal audit charter.

         Consider and review with the independent auditor and director of internal auditing the Company's internal controls including computerized controls and security, and any related significant findings and recommendations of the independent auditor and internal auditing together with management's responses.

     REVIEW CORPORATE COMPLIANCE:

         Review policies and procedures with respect to directors' and officers' expense accounts and perquisites, including their use of Company assets, and consider the results of any review of these areas by the internal auditor or the independent auditor.

         Review with the director of internal auditing and the independent auditor the results of their review of the Company's monitoring compliance with the Company's Code of Conduct.

     REVIEW FINANCIAL REPORTING CONTROLS:

         Discuss and review with management and the independent auditor at the completion of the annual examination the Company's annual financial statement and related footnotes; the independent auditor's audit of the financial statements and his or her report thereon; any significant changes required in the independent auditor's audit plan; any serious difficulties or disputes with management encountered during the course of the audit; and other matters related to the conduct of the audit that are to be communicated to the Committee under generally accepted auditing standards (GAAS).

         Review annual filings with the SEC containing the Company's financial statements and consider whether the information contained is consistent with the information contained in the financial statements.

         Discuss with management and the independent auditor any legal and regulatory matters that may have a material impact on the Company's financial statements, related Company compliance policies, and reports received from regulators.

         Discuss with management and independent auditor the Annual Report on Form 10-K before it is filed with the SEC or other regulators.

________________________________________________________________________________

                                [Galileo Logo]
                          GALILEO INTERNATIONAL, INC.
                                   NOTICE OF
                         ANNUAL MEETING OF STOCKHOLDERS
                              AND PROXY STATEMENT

                            THE WESTIN O'HARE HOTEL
                             6100 NORTH RIVER ROAD
                               ROSEMONT, ILLINIOS
                           MAY 17, 2001 AT 9:00 A.M.

 Apollo, Galileo, the Globe Device and GlobalFares are registered trademarks or trademarks of Galileo International.

________________________________________________________________________________

                               PRINTED IN U.S.A.






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PROXY                                                                      PROXY

                                                                      APPENDIX 1


                           GALILEO INTERNATIONAL, INC.

               Proxy Solicited on Behalf of The Board of Directors
              For the Annual Meeting of Stockholders - May 17, 2001

       The stockholders(s) identified on the reverse of this card appoints James
E. Barlett, Cheryl Ballenger and Anthony C. Swanagan and each of them, as proxies, with full power of substitution and revocation, to vote, as designated herein, all the Common Stock of Galileo International, Inc., that such stockholder(s) has the power to vote, with all powers that such stockholder(s) would possess if personally present, at the annual meeting of stockholders of Galileo International, Inc. to be held on May 17, 2001, or at any adjournment thereof. Such stockholder(s) hereby revokes any proxy or proxies heretofore given to vote such shares at said meeting or at any adjournment thereof.

             UNLESS OTHERWISE MARKED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED.

           PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.

                  (Continued and to be signed on reverse side)





                                 [GALILEO LOGO]







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                           GALILEO INTERNATIONAL, INC.
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. |



The Board of Directors recommends that you vote FOR all nominees.

1. Election of Directors --                   For   Withhold   For All
   Nominees:  01 - Wim Dik                    All     All      Except
              02 - Anthony C. Swanagan       / /     / /        / /




--------------------------------------------------------------------------------
(INSTRUCTION: To withhold authority to vote for any such nominee(s), write the name(s) of the nominee's in the space provided above.)



2. In their discretion, the Proxies are authorized to vote upon such other business and matters incident to the conduct of the meeting as may properly come before the meeting.



                                         Dated:___________________________, 2001


Signature(s)____________________________________________________________________


________________________________________________________________________________
The signature to this proxy should conform exactly to the name as shown. Joint owners should each sign. Corporate owners should sign full corporate name by an authorized person, Executors, administrators, trustees or guardians should indicate their status when signing.


                            ^ FOLD AND DETACH HERE ^



                           GALILEO INTERNATIONAL, INC.
                          PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Common Stock of Galileo International, Inc. that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

[Computer Graphic]              Accessing the World Wide Web
                                site http://www.eproxy.com/glc to vote
                                via the Internet.

[Telephone Graphic]             Using a touch-tone telephone to vote by phone
                                toll free from the U.S. or Canada. Simply dial
                                1-866-207-3912 and follow the instructions. When you are finished voting, your vote will be confirmed and the call will end.

[Envelope Graphic]              Completing, dating, signing and mailing the
                                proxy card in the postage-paid envelope included with the proxy statement or sending it to Galileo International, Inc. c/o LaSalle Bank
                                N.A., P.O. Box LL, Chicago, IL 60603.


You can vote by phone or via the Internet anytime prior to May 16, 2001. You will need the control number printed at the top of this instruction card to vote by phone or via the Internet. If you do so, you do not need to mail in your proxy card.





                          STATEMENT OF DIFFERENCES
                          ------------------------

 The trademark symbol shall be expressed as............................. 'TM'
 The registered trademark symbol shall be expressed as.................. 'r'